Exhibit 99.1
MERCANTILE BANCORP TO DIVEST POSITION
IN NEW FRONTIER BANCSHARES, INC.
• $2.1 Million Gain Anticipated
• Transaction Expected to Close in Fourth Quarter
Quincy IL, May 24, 2007 — Mercantile Bancorp, Inc. (AMEX: MBR) announced today it has reached an agreement under which it will divest its 36.4 percent equity interest in New Frontier Bancshares, Inc. of St. Charles, Missouri, in an all-cash transaction valued at $6.8 million. Under terms of the agreement, Mercantile will sell the 32,647 shares of New Frontier it owns to privately owned T & C Bancorp, Inc. of Quincy, Illinois for consideration of $208 per share.
The Company said it has invested approximately $4.7 million, net of amortization of core deposit intangibles, in New Frontier in several increments since 2000 at an average cost per share of approximately $145. It anticipates recording a gain on the sale of approximately $2.1 million in the fourth quarter of this year. The expected gain represents an annualized return on investment of about 7.6 percent, according to the Company.
The sale is subject to normal approvals by state and federal regulatory authorities, the Company said. In addition, the sale is subject to the Company’s compliance with a shareholders agreement among the shareholders of New Frontier, under which New Frontier and its shareholders will have the opportunity to match the terms offered by T & C Bancorp, Inc.
“The decision to sell our investment in New Frontier was driven by a number of factors, including a pending acquisition,” said Ted T. Awerkamp, President and CEO. “In February of this year, we announced an agreement to acquire HNB Financial Services, Inc. of Hannibal, Missouri. HNB has an established location in the same area served by New Frontier. Strategically, our board of directors felt it was inappropriate to maintain a minority interest in an institution that competes with a bank we expect to wholly own. Additionally, our analysis indicated New Frontier’s growth potential was no longer consistent with our long-term objectives. We have an opportunity to sell our interest and realize a satisfactory gain and have elected to monetize the New Frontier investment.” He noted that the proceeds from the sale will be used for general corporate purposes.
“Our investment in New Frontier is one of several we have made in de novo banks over the past several years,” Awerkamp stated. “Those investments are part of our multi-faceted strategy to generate returns above and beyond those we could achieve from our core banking operations alone. They comprise only a small percentage of our total capital but have significant long-term potential and provide us with a number of additional avenues for growth. We expect de novo investments will remain an integral part of our strategy for the foreseeable future,” he concluded.
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of three banks in Illinois, two banks in Missouri and one bank in each of Kansas and Florida, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in eight community banks in Missouri, Georgia, Florida, North Carolina and Tennessee. Further information is available on the company’s website at www.mercbanx.com.
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
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